Exhibit 99.1

Alico, Inc. Announces Financial Results for the Second Quarter and Six Months Ended March 31, 2021

Fort Myers, FL, May 5, 2021 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the second quarter of fiscal year 2021 and the six months ended March 31, 2021, the highlights which are as follows:

•	Market prices per pound solids have increased in fiscal year 2021, driven by increase in not-from-concentrate orange juice consumption and tighter citrus supply.
•	Production of fruit and average pound solids per box are down from the previous year.
•	Company modified fixed-rate term debt with Metlife and expects to reduce debt service between $5 million and $6 million per year until maturity in November 2029.
•

Company closed a sales transaction with the State of Florida for approximately 5,734 acres and is under contract to sell, or in final negotiations to sell, approximately 15,000 additional acres of the Alico Ranch.

•	Company generated approximately $25.6 million of operating cash flow in first six months of fiscal 2021.
•	Company updates guidance for net income, EBITDA, adjusted net income and adjusted EBITDA for fiscal year 2021.

Results of Operations

For the six months ended March 31, 2021, the Company recorded net income attributable to Alico common stockholders of approximately $8.7 million and earnings of $1.16 per diluted common share, compared to net income attributable to Alico common stockholders of approximately $4.4 million and earnings of $0.58 per diluted common share in the same period in the prior year. The increase in net income attributable to Alico common stockholders is primarily due to greater revenue being generated from the Alico Citrus segment as a result of the increase in the price per pound solids being greater in the six months ended March 31, 2021, compared to the six months ended March 31, 2020. Partially offsetting this increase, has been a significant reduction in both production and average pound solids per box in the six months ended March 31, 2021 as compared to the same period in the prior year.

When both quarters are adjusted for certain non-recurring items, the Company had adjusted income of $0.43 per diluted common share for the six months ended March 31, 2021, compared to adjusted loss of $0.06 per diluted common share for the six months ended March 31, 2020. Adjusted EBITDA for the six months ended March 31, 2021 and March 31, 2020 was approximately $14.3 million and $9.5 million, respectively.

These financial results reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company's profit and cash flows from operating activities are typically recognized in those quarters and the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

The Company reported the following financial results:

(in thousands, except for per share amounts and percentages)
	Three Months Ended March 31,				Six Months Ended March 31,
	2021	2020	Change		2021	2020	Change

Net income attributable to Alico, Inc. common stockholders	$4,867	$3,571	$1,296	36.3%	$8,712	$4,362	$4,350	99.7%
EBITDA (1)	$11,392	$10,109	$1,283	12.7%	$21,527	$16,414	$5,113	31.2%
Adjusted EBITDA (1)	$11,548	$7,435	$4,113	55.3%	$14,268	$9,548	$4,720	49.4%
Earnings per diluted common share	$0.65	$0.48	$0.17	35.4%	$1.16	$0.58	$0.58	100.0%
Net cash provided by operating activities	$30,735	$17,731	$13,004	73.3%	$25,626	$11,688	$13,938	119.3%

(1) See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures.

Alico Citrus Division Results

Citrus production for the three and six months ended March 31, 2021 and 2020 is summarized in the following table.

(in thousands, except per box and per pound solids data)

	Three Months Ended				Six Months Ended
	March 31,		Change		March 31,		Change
	2021	2020	Unit	%	2021	2020	Unit	%
Boxes Harvested:
Early and Mid-Season	1,734	2,266	(532)	(23.5)%	2,519	3,146	(627)	(19.9)%
Valencias	2,043	2,260	(217)	(9.6)%	2,043	2,260	(217)	(9.6)%
Total Processed	3,777	4,526	(749)	(16.5)%	4,562	5,406	(844)	(15.6)%
Fresh Fruit	11	108	(97)	(89.8)%	59	203	(144)	(70.9)%
Total	3,788	4,634	(846)	(18.3)%	4,621	5,609	(988)	(17.6)%

Pound Solids Produced:
Early and Mid-Season	9,466	13,091	(3,625)	(27.7)%	13,598	17,947	(4,349)	(24.2)%
Valencias	11,670	13,661	(1,991)	(14.6)%	11,670	13,661	(1,991)	(14.6)%
Total	21,136	26,752	(5,616)	(21.0)%	25,268	31,608	(6,340)	(20.1)%

Average Pound Solids per Box
Early and Mid-Season	5.46	5.78	(0.32)	(5.5)%	5.40	5.70	(0.30)	(5.3)%
Valencias	5.71	6.04	(0.33)	(5.5)%	5.71	6.04	(0.33)	(5.5)%

Price per Pound Solids:
Early and Mid-Season	$2.30	$1.70	$0.60	35.3%	$2.28	$1.74	$0.54	31.0%
Valencias	$2.40	$1.89	$0.51	27.0%	$2.40	$1.89	$0.51	27.0%

For the six months ended March 31, 2021, the Company harvested approximately 4.6 million boxes of fruit, a decrease of 17.6% from the same period of the prior fiscal year. The decrease was principally related to there being fewer pieces of fruit available on the citrus trees, as well as greater fruit drop being experienced in the current harvest season, as compared to the prior harvest season. The Company, however, as anticipated, has seen an increase in its average realized/blended price per pound solid rise from $1.81 in the prior fiscal year to $2.34 in the current fiscal year, largely due to increased consumption of not-from-concentrate orange juice by retail consumers since March 2020, as evidenced by published Nielsen data. This has resulted in decreased inventory supply levels at Florida citrus juice processors. Based on the latest published Nielsen data for the twenty-

four-week period ended March 20, 2021, consumption of not-from-concentrate orange juice by retail consumers increased by 8.4%, compared to the same period in the prior year.

The Company experienced an overall decrease in the blended average pound solids per box, which was 5.54 for the six months ended March 31, 2021, compared to 5.85 for the six months ended March 31, 2020.

The Company’s harvesting activities to date have not been impacted by the coronavirus pandemic, and there have been no disruptions in delivering fruit to the processors. Additionally, to date, the Company has not experienced any material challenges to its operations from COVID-19.

Land Management and Other Operations Division Results

Land Management and Other Operations include lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties and other miscellaneous income.

Income from operations for the Land Management and Other Operations Division for the six months ended March 31, 2021 improved by $0.5 million, compared to the six months ended March 31, 2020. This improvement was primarily due to the Company no longer pursuing its dispersed water storage project, and therefore incurring no water conservation expenses in the six months ended March 31, 2021. For the six months ended March 31, 2020, the Company incurred approximately $0.5 million of water conservation expenses.  On September 10, 2020, the Company sold approximately 10,700 acres on the western part of Alico Ranch to the State of Florida. Because the acreage involved in the sale would have been critical to its planned dispersed water storage project, the Company decided to abandon the permit approval process. The Company anticipates it will have no future water conservation expenses incurred relating to the dispersed water storage project.

Management Comment

John Kiernan, President and Chief Executive Officer, commented “We are encouraged that consumption of not-from concentrate orange juice by retail consumers has remained strong since March 2020, which has led to improved market pricing for both the Early & Mid-Season and Valencia season fruit.

“As we have continued through the fiscal year 2021 harvest season, we have seen, along with the entire Florida citrus industry, a decrease in processed box production of both the Early & Mid-Season and Valencia crop, as compared to the same period last year. In the latest published USDA citrus forecast report, the USDA now estimates an approximate 23.3% decline of the total orange crop for the current harvest season, as compared to the prior year. While it has been a disappointing year from a crop production perspective, we anticipate our decline will be substantially lower than the USDA’s estimate with Alico expecting its decline to be in the 15-20% range.

“On April 15, 2021, we were pleased to close the sale of approximately 5,734 acres of Alico Ranch to the State of Florida for approximately $14.4 million. Alico is also engaged with multiple parties for ranch land sale transactions for an aggregate of approximately 15,000 acres, which are under contract or in final negotiations. We believe these transactions will close in fiscal 2021.

“Additionally, effective on May 1, 2021, we modified our fixed-rate term loans with Metlife.  The interest rate on these loans has been reduced and quarterly principal payments will no longer be required. Prior to executing this arrangement, in April 2021, Alico prepaid approximately $10.3 million towards these existing fixed-rate term loans, bringing the aggregate balance of these loans down to $70 million, and this principal balance is scheduled to remain fixed until these MetLife fixed-rate loans mature in November 2029 or are refinanced. These modifications are expected to reduce our debt service between $5 million and $6 million per year.”

Mr. Kiernan continued, “While market pricing has stayed strong, box production has continued to decline at a greater rate than anticipated and as a result, we are updating our fiscal 2021 guidance to reflect the effects of this steeper decline. We are also updating our guidance to reflect the impact of the sales transaction with the State of Florida and several pending land transactions which are targeted to close in fiscal 2021.”

Other Corporate Financial Information

General and administrative expense for the six months ended March 31, 2021 was approximately $5.2 million, compared to approximately $5.7 million for the six months ended March 31, 2020. The decrease was attributable in large part to (i) a reduction in stock compensation expense of approximately $0.3 million pertaining to certain stock options that vested in January 2020, which in turn resulted in an acceleration of expense in that quarter; (ii) a reduction in payroll expenses for the six months ended March 31, 2021 of approximately $0.2 million relating to one of the senior managers resigning in December 2019; and (iii) a reduction in pension expense related to the Company’s deferred retirement benefit plan of approximately $0.2 million as a result of the Company terminating such plan and paying out each of the plan participants in August 2020 and, therefore, incurring no further pension costs subsequent to August 2020. Partially offsetting this decrease was the Company incurring approximately $0.2 million in corporate advisory fees in the six months ended March 31, 2021.

Other income (expense), net for the six months ended March 31, 2021 and 2020 was approximately $1.1 million and approximately $(0.2) million, respectively. The shift to other income, net from other expense, net is primarily due a decrease in interest expense of approximately $0.7 million for the six months ended March 31, 2021, as compared to the six months ended March 31, 2020, resulting from the reduction of the Company’s long-term debt due to the making of mandatory principal payments. Additionally, in the six months ended March 31, 2021, the Company recorded gains on sale of real estate, property and equipment and assets held for sale of approximately $3.3 million, relating primarily to the sale of approximately 700 acres from the Alico Ranch to several third parties, and the sale of mineral rights to a third party. For the six months ended March 31, 2020, the Company recognized a gain on sale of real estate, property and equipment and assets held for sale of approximately $2.9 million.

During the six months ended March 31, 2021, the Company received approximately $4.3 million of additional proceeds under the Florida Citrus Recovery Block Grant (“Florida CRBG”) program relating to Hurricane Irma. In aggregate, the Company received approximately $24.5 million of proceeds under the Florida CRBG program. The remaining portion of the funds that are due to Alico under the Florida CRBG program relates to certain crop insurance expenses incurred by the Company, which is estimated to be approximately $2.0 million and is expected to be received in part in fiscal 2021 and the remaining portion in fiscal 2022.

Environmental, Social and Governance Initiatives

The Company has joined with its peers in prioritizing its commitment to improving its Environmental, Social and Governance (“ESG”) initiatives. The Board of Directors has recognized ESG improvement as a critical priority. At the direction of the Board, the Alico management team has formed a Sustainability Task Force, will be naming a Chief Sustainability Officer, and has engaged independent consultants to prepare an initial sustainability report and roadmap.  Based upon anecdotal feedback from its largest customers, who regularly evaluate their major suppliers using ESG criteria, Alico believes that its policies, programs, and track record are not properly reflected in the scores and ratings compiled by third party agencies. Through the implementation of these planned ESG initiatives, Alico expects these scores and ratings to improve.

Guidance

The Company is updating its guidance for the fiscal year ended September 30, 2021 to reflect the significantly lower anticipated box production this season.  In addition, as a result of the sale of ranch land to the State of Florida last month for approximately $14.4 million, along with other pending ranch land sales transactions that are targeted to close before the end of fiscal year 2021, the Company has updated its EBITDA and Net Income guidance to include the gain on this completed sales transaction and the anticipated gain on pending sales transactions.

•	The Company is now projecting net income to increase from its initial projection of between $7.5 million and $10 million to between $33 million and $38.5 million.
•

Fiscal year 2021 adjusted net income (after adjusting out for certain of the expected non-recurring items, such as the real estate sales) is expected to decrease from the initial projection of $4.5 million and $6.9 million to between $1.3 million and $3.8 million.

•	The Company is now projecting EBITDA to increase from its initial projection of $29 million and $33 million to between $64 million and $72 million.
•

Fiscal year 2021 adjusted EBITDA (after adjusting out for certain of the expected non-recurring items, such as the real estate sales) is expected to decrease from the initial projection of $25 million and $28.8 million to between $21.7 million and $25.7 million.

See table below for detail of updated guidance.

Dividend

On April 9, 2021, the Company paid a second quarter cash dividend of $0.18 per share on its outstanding common stock to stockholders of record as of March 26, 2021.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•	The Company’s working capital was approximately $27.9 million at March 31, 2021, representing a 2.03 to 1.00 ratio.
•

The Company maintains a solid and improving debt to equity ratio.  At March 31, 2021, September 30, 2020, and September 30, 2019, the ratios were 0.62 to 1.00, 0.68 to 1.00, and 0.82 to 1.00, respectively.  Additionally, after March 31, 2021, the Company made a prepayment of approximately $10.3 million on its fixed-rate term loans, which can be expected to have the effect of further improving the Company’s overall debt to equity ratio.

As of March 31, 2021, the Company had long-term debt, including lines of credit, net of cash and cash equivalents and restricted cash, of approximately $132.5 million.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which include land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance, or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules, including tax laws and tax rates; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of refinancing; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures ability to make strategic acquisitions or divestitures; ability to redeploy proceeds from divestitures; ability to consummate selected land acquisitions; ability to take advantage of tax deferral options; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; impact of the COVID-19 outbreak and coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force, the labor force of contractors we engage, and the labor force of our competitors; other risks related to the duration and severity of the COVID-19 outbreak and coronavirus pandemic and its impact on Alico’s business; the impact of the COVID-19 outbreak and coronavirus pandemic on the U.S. and global economies and financial markets; access to governmental loans and incentives; any reduction in the public float resulting from repurchases of common stock by Alico; changes in equity awards to employees; whether the Company's dividend policy, including its recent increased dividend amounts, is continued; whether the Company’s cash flow can support and sustain the Company’s dividend policy, including any future increases in dividend amounts; expressed desire of certain of our shareholders to liquidate their shareholdings by virtue of past market sales of common stock, by sales of common stock or by way of future transactions; political changes and economic crises; ability to implement ESG initiatives; competitive actions by other companies; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U.S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact of concentration of sales to one customer; impact of concentration of sales to one customer; changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; soil conditions, harvest yields, prices for commodities, and crop production expenses.  Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control.  There can be no assurance that the assumptions made in preparing the financial projections will prove accurate.  Accordingly, actual results may differ materially from the financial projections.

Investor Contact:

Investor Relations

(646) 277-1254

InvestorRelations@alicoinc.com

Richard Rallo

Senior Vice President and Chief Financial Officer

(239) 226-2000

rrallo@alicoinc.com

ALICO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31,	September 30,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,371	$3,163
Accounts receivable, net	11,009	4,347
Inventories	30,035	40,855
Income tax receivable	—	781
Assets held for sale	2,048	1,366
Prepaid expenses and other current assets	1,443	1,387
Total current assets	54,906	51,899

Restricted cash	—	16,524
Property and equipment, net	369,036	350,061
Goodwill	2,246	2,246
Other non-current assets	2,595	3,207
Total assets	$428,783	$423,937

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,811	$3,533
Accrued liabilities	5,118	7,095
Long-term debt, current portion	8,410	9,145
Income taxes payable	888	—
Other current liabilities	761	1,385
Total current liabilities	26,988	21,158

Long-term debt:
Principal amount, net of current portion	134,464	139,106
Less: deferred financing costs, net	(1,068)	(1,151)
Long-term debt less current portion and deferred financing costs, net	133,396	137,955
Lines of credit	—	2,942
Deferred income tax liabilities, net	39,728	39,728
Other liabilities	268	372
Total liabilities	200,380	202,155
Commitments and Contingencies (Note 12)
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,513,413 and 7,492,524 shares outstanding at March 31, 2021 and September 30, 2020, respectively	8,416	8,416
Additional paid in capital	19,759	19,685
Treasury stock, at cost, 902,732 and 923,621 shares held at March 31, 2021 and September 30, 2020, respectively	(30,223)	(30,779)
Retained earnings	225,028	219,019
Total Alico stockholders' equity	222,980	216,341
Noncontrolling interest	5,423	5,441
Total stockholders' equity	228,403	221,782
Total liabilities and stockholders' equity	$428,783	$423,937

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Operating revenues:
Alico Citrus	$55,268	$49,801	$68,194	$59,976
Land Management and Other Operations	676	714	1,482	1,544
Total operating revenues	55,944	50,515	69,676	61,520
Operating expenses:
Alico Citrus	45,518	43,518	53,665	48,358
Land Management and Other Operations	200	380	388	931
Total operating expenses	45,718	43,898	54,053	49,289
Gross profit	10,226	6,617	15,623	12,231
General and administrative expenses	2,653	2,953	5,181	5,713
Income from operations	7,573	3,664	10,442	6,518
Other (expense) income, net:
Interest expense	(1,089)	(1,452)	(2,278)	(2,996)
(Loss) gain on sale of real estate, property and equipment and assets held for sale	(17)	2,838	3,347	2,863
Other income (expense), net	2	12	12	(64)
Total other (expense) income, net	(1,104)	1,398	1,081	(197)
Income before income taxes	6,469	5,062	11,523	6,321
Income tax provision	1,579	1,496	2,829	1,857
Net income	4,890	3,566	8,694	4,464
Net (income) loss attributable to noncontrolling interests	(23)	5	18	(102)
Net income attributable to Alico, Inc. common stockholders	$4,867	$3,571	$8,712	$4,362
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$0.65	$0.48	$1.16	$0.58
Diluted	$0.65	$0.48	$1.16	$0.58
Weighted-average number of common shares outstanding:
Basic	7,513	7,480	7,508	7,478
Diluted	7,513	7,496	7,508	7,494

Cash dividends declared per common share	$0.18	$0.09	$0.36	$0.18

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended March 31,
	2021	2020
Net cash provided by operating activities:
Net income	$8,694	$4,464
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	7,708	7,199
Deferred income tax benefit	—	(827)
Gain on sale of real estate, property and equipment and assets held for sale	(3,347)	(2,863)
Impairment of right-of-use asset	—	87
Loss on disposal of long-lived assets	1,200	723
Stock-based compensation expense	630	790
Other	—	(36)
Changes in operating assets and liabilities:
Accounts receivable	(6,662)	(3,672)
Inventories	10,820	11,640
Prepaid expenses	(259)	(234)
Income tax receivable	781	—
Other assets	278	(387)
Accounts payable and accrued liabilities	5,623	(2,061)
Income taxes payable	888	(2,876)
Other liabilities	(728)	(259)
Net cash provided by operating activities	25,626	11,688

Cash flows from investing activities:
Purchases of property and equipment	(10,336)	(9,960)
Acquisition of citrus grove	(18,230)	—
Net proceeds from sale of real estate, property and equipment and assets held for sale	3,442	2,994
Change in deposits on purchase of citrus trees	240	(57)
Advances on notes receivables, net	271	87
Other	15	(25)
Net cash used in investing activities	(24,598)	(6,961)

Cash flows from financing activities:
Repayments on revolving lines of credit	(45,247)	(18,805)
Borrowings on revolving lines of credit	42,305	85,519
Principal payments on term loans	(5,377)	(9,820)
Treasury stock purchases	—	(238)
Dividends paid	(2,025)	(1,120)
Deferred financing costs	—	(23)
Net cash (used in) provided by financing activities	(10,344)	55,513

Net (decrease) increase in cash and cash equivalents and restricted cash	(9,316)	60,240
Cash and cash equivalents and restricted cash at beginning of the period	19,687	23,838

Cash and cash equivalents and restricted cash at end of the period	$10,371	$84,078

Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020

Net income attributable to common stockholders	$4,867	$3,571	$8,712	$4,362
Interest expense	1,089	1,452	2,278	2,996
Income tax provision	1,579	1,496	2,829	1,857
Depreciation, depletion, and amortization	3,857	3,590	7,708	7,199
EBITDA	11,392	10,109	21,527	16,414
Adjustments for non-recurring items:
Impairment of right-of-use asset	—	—	—	87
Employee stock compensation expense (1)	101	327	186	435
Separation agreement expense (2)	—	—	—	104
Corporate advisory fees	201	—	201	—
Federal relief proceeds - Hurricane Irma	(163)	(163)	(4,299)	(4,629)
Loss (gain) on sale of real estate, property and equipment and assets held for sale	17	(2,838)	(3,347)	(2,863)

Adjusted EBITDA	$11,548	$7,435	$14,268	$9,548

(1) Includes stock compensation expense for current executives and senior management.

(2) Includes separation expenses for a former senior manager.

Adjusted Net Income (Loss) Per Diluted Common Share

(in thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020

Net income attributable to common stockholders	$4,867	$3,571	$8,712	$4,362
Adjustments for non-recurring items:
Impairment of right-of-use asset	—	—	—	87
Employee stock compensation expense (1)	101	327	186	435
Separation agreement expense (2)	—	—	—	104
Corporate advisory fees	201	—	201	—
Federal relief proceeds - Hurricane Irma	(163)	(163)	(4,299)	(4,629)
Loss (gain) on sale of real estate, property and equipment and assets held for sale	17	(2,838)	(3,347)	(2,863)
Tax impact	(49)	842	1,785	2,044

Adjusted net income (loss) attributable to common stockholders	$4,974	$1,739	$3,238	$(460)

Diluted common shares	7,513	7,496	7,508	7,494

Adjusted net income (loss) per diluted common share	$0.66	$0.23	$0.43	$(0.06)

(1) Includes stock compensation expense for current executives and senior management.

(2) Includes separation expenses for a former senior manager.

Alico utilizes the non-GAAP measures EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss) per Diluted Common Share among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Net Income (Loss) per Diluted Common Share is defined as net income adjusted for non-recurring transactions divided by diluted common shares.

Updated Fiscal Year 2021 Guidance
(in thousands)

Updated Adjusted Net Income
Fiscal Year End
September 30, 2021
Revised Projected Range
Net Income attributable to common stockholders	$33,000 - $38,500
Gains on sale of real estate, property and equipment and assets held for sale	$(38,000) - $(42,000)
Federal relief proceeds - Hurricane Irma	$(4,300) - $(4,300)
Tax Impact	$10,600 - $11,600

Adjusted Net Income attributable to common stockholders	$1,300 - $3,800

Updated Adjusted EBITDA
Fiscal Year End
September 30, 2021
Revised Projected Range
Net Income attributable to common stockholders	$33,000 - $38,500
Interest expense	$4,500 - $4,700
Income tax provision	$11,200 - $13,200
Depreciation, depletion and amortization	$15,300 - $15,600

EBITDA	$64,000 - $72,000

Gains on sale of real estate, property and equipment and assets held for sale	$(38,000) - $(42,000)
Federal relief proceeds - Hurricane Irma	$(4,300) - $(4,300)

Adjusted EBITDA	$21,700 - $25,700